Exhibit 99.1

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION ANNOUNCES

1-FOR-15 REVERSE STOCK SPLIT

DALLAS – December 9, 2020 – Capital Senior Living Corporation (the “Company”) (NYSE: CSU), one of the nation’s largest operators of senior housing communities, announced today that its Board of Directors approved a reverse stock split of the Company’s common stock at a ratio of 1-for-15. The reverse stock split is intended to increase the market price per share of the Company’s common stock and help the Company regain compliance with the minimum share price listing rule of the New York Stock Exchange (the “NYSE”). Although the Company’s stock has recently traded above the NYSE minimum requirement of $1.00 per share, its Board of Directors voted unanimously to implement the reverse stock split to mitigate the possibility of non-compliance with the NYSE minimum share price listing rule.

Earlier on December 9, 2020, at the Company’s 2020 annual meeting of stockholders, the Company’s stockholders approved a reverse stock split of the Company’s common stock at a split ratio of 1-for-10, 1-for-15, or 1-for-20, with the ultimate ratio to be determined by the Company’s Board of Directors in its sole discretion, and to reduce the number of authorized shares of common stock by a corresponding ratio. The reverse stock split is expected to be effective after market close on December 11, 2020 (the “Effective Time”). The Company’s common stock will begin trading on a split-adjusted basis on the NYSE at the market open on December 14, 2020.

At the Effective Time, every fifteen issued and outstanding shares of the Company’s common stock will be converted into one share of the Company’s common stock. Once effective and without taking into account the cash out of any resulting fractional shares, the reverse stock split will reduce the number of issued and outstanding shares of common stock from approximately 31,268,943 shares to approximately 2,084,596 shares. The authorized number of shares of common stock will also be proportionately reduced from 65,000,000 shares to 4,333,334 shares.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares will instead receive an amount of cash based on the closing price per share of the Company’s common stock as reported on the NYSE as of the date of the Effective Time. Holders of the Company’s common stock held in book-entry form or through a bank, broker or other nominee do not need to take any action in connection with the reverse stock split. Stockholders of record will be receiving information from Computershare Trust Company, N.A., the Company’s transfer agent, regarding their stock ownership following the reverse stock split.

The reverse stock split will not modify any rights or preferences of the Company’s common stock. The trading symbol for the Company’s common stock will remain “CSU.” The new CUSIP number for the Company’s common stock following the reverse stock split will be 140475 203.

Additional information about the reverse stock split can be found in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission (the “SEC”) on November 3, 2020, a copy of which is also available at www.sec.gov or at www.capitalsenior.com under the SEC Filings tab located in the Investor Relations page.

About the Company

Dallas-based Capital Senior Living Corporation is one of the nation’s largest operators of independent living, assisted living and memory care communities for senior adults. The Company operates 105 communities that are home to more than 9,000 residents across 22 states and provide compassionate, resident-centric service and care as well as engaging programming. Capital Senior Living offers seniors the freedom and opportunity to successfully, comfortably and happily age in place. For more information, visit www.capitalsenior.com or connect with the Company on Facebook.

Safe Harbor

Certain information contained in this report constitutes “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which can be identified by the use of forward-looking terminology such as “may,” “will,” “would,” “intend,” “could,” “believe,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Forward-looking statements are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements, including, but not limited to, the Company’s ability to attain the necessary stock price levels to regain compliance with the NYSE continued listing standards or, if achieved, to continue to satisfy the NYSE’s qualitative and quantitative continued listing standards in the future, including due to the Company’s financial condition or results of operations, market conditions or the market perception of the Company’s business, financial condition or results of operations; a determination by the Company’s Board of Directors not to promptly implement or to abandon the proposed reverse stock split in its discretion; and other risks more fully described in the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on November 3, 2020, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and the Company’s subsequent Quarterly Reports on Form 10-Q.

For Further Information, Contact:

Kimberly Lody

(972) 308-8323

klody@capitalsenior.com

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